Apollo Group, Inc.
News Release

APOLLO GROUP, INC. PROMOTES BRIAN L. SWARTZ TO SENIOR VICE PRESIDENT, FINANCE AND STRENGTHENS
FINANCE MANAGEMENT TEAM

Phoenix, Arizona, July 11, 2007 – Apollo Group, Inc. (Nasdaq: APOL) today announced an expansion of its finance management team. Brian Swartz, who was Vice President, Corporate Controller and Chief Accounting Officer of Apollo from February to June 2007, has agreed to stay with the Company in a full-time employment capacity as Senior Vice President, Finance and Chief Accounting Officer. Additionally, the Company announced the addition of four experienced senior professionals:

•	Gregory J. Iverson, Vice President, Controller

•	Scott St. Clair, Vice President, Taxes

•	Carlos L. Rojas, Vice President, International Controller

•	Junette C. West, Corporate Treasurer

“We are very excited to welcome these talented professionals to lead our finance activities,” said Joseph L. D’Amico, Executive Vice President and Chief Financial Officer of Apollo Group. “They bring to Apollo significant experience in accounting and finance that will enable us to continue enhancing our reporting, governance and corporate finance capabilities. We are committed to attracting high caliber professionals in order to further strengthen Apollo’s market position and build value for our shareholders.”

Prior to joining Apollo, Mr. Swartz was with EaglePicher Incorporated from 2002 to 2006, as its Vice-President and Corporate Controller.  At EaglePicher, Mr. Swartz was an integral member of their senior management team and successfully guided the company through a bankruptcy restructuring.  From 1994 to 2002, Mr. Swartz was at Arthur Andersen LLP where he had primary responsibilities in international audit and due diligence projects.  Mr. Swartz has a strong background in SEC and external financial reporting (including SOX 404 compliance) and technical accounting issues.  He graduated magna cum laude from the University of Arizona with a Bachelor of Science degree in Accounting and was a member of the Warren Berger Entrepreneurship Program.  Mr. Swartz is a Certified Public Accountant.

Gregory J. Iverson comes to Apollo from US Airways Group, Inc. where he served as Director, Financial Reporting since 2005. Previously, he was Director, Assistant Corporate Controller, and Manager, Financial Reporting and Analysis, with EaglePicher Incorporated. Having worked with these two leading companies, Mr. Iverson accumulated a wealth of experience in financial reporting, budgeting, investor communications and corporate accounting. He began his career in public accounting and worked as Assurance Manager with Arthur Anderson LLP and Deloitte & Touche LLP. He graduated summa cum laude from the University of Idaho with a Bachelor of Science degree in Business. Mr. Iverson is a Certified Public Accountant.

Scott St. Clair joins Apollo from the Arizona Zoological Society where he was Chief Financial Officer since 2003. Concurrently, Mr. St. Clair worked as an Outsourced Tax Director at Nutraceutical International Corporation where he was responsible for establishing and executing the company’s key tax processes, such as SOX 404, FAS 109, and FIN 48. He also has an extensive experience in tax accounting for mergers and acquisitions. Mr. St. Clair started his career with KPMG LLP in 1992, and spent ten years at PricewaterhouseCoopers leaving as a Senior Manager. He holds a Master of Taxation and a Bachelor of Science degree in Accounting from Brigham Young University.

Carlos L. Rojas joins Apollo with over 25 years of accounting and finance experience. Most recently, he spent over ten years at Rojas Capital Consulting, LTD., a consulting firm he founded in 1996. The firm focused on interim management, capital raising, and M&A due diligence services to public and private corporations in the United States and Latin America. Mr. Rojas’ assignments included a position as CFO of Heating Oil Partners LP., a publicly traded Canadian company, where he successfully led a bankruptcy reorganization. Prior assignments included interim executive positions with telecommunication, construction, and technology companies in the United States, Brazil, and Ecuador. Mr. Rojas began his career in public accounting working for Deloitte & Touche LLP and PricewaterhouseCoopers. He has a Master of Accountancy and a Bachelor of Science degree from Brigham Young University. Mr. Rojas is a Certified Public Accountant.

Junette C. West started with Apollo in 1986 and held various accounting and finance positions from 1986 to 2001. Ms. West was heavily involved in the Company’s initial public offering in 1994. After the Company completed its public offering, Ms. West was promoted to Vice President, Controller and in 1998 she was appointed Chief Accounting Officer. In April, 2000, Ms. West moved to Denver, Colorado and was the Vice President, Finance for the Company’s newly acquired College for Financial Planning. In September, 2001, Ms. West moved back to Phoenix and was appointed the Vice President, Finance, and Controller of Apollo International, Inc. In August, 2005, Ms. West re-joined the Company as Director of Finance for International Operations. Ms. West has recently taken on the role of Corporate Treasurer for Apollo. Ms. West received a Bachelor of Science degree in Accounting from Grand Canyon University and her MBA with an emphasis in Technology Management from University of Phoenix. Ms. West is a Certified Public Accountant.

About Apollo Group, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 260 locations in 40 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact: Allyson Pooley ~ ICR ~ 310-954-1100 ~ apooley@icrinc.com
Company Contact: Janess Pasinski ~ Apollo Group, Inc. ~ 480-557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact: Ayla Dickey ~ Apollo Group, Inc. ~ 480-557-2952 ~ ayla.dickey@apollogrp.edu